ASSET PURCHASE AGREEMENT

This Agreement is made as of July 30, 2003, by and among INTERNET STUDIOS, INC., a publicly-traded Nevada corporation ("Buyer") and DOMINIQUE BIGLE, an individual, with offices in Beverly Hills, California ("Seller").

A. Seller conducts a business under the trade name of TROCADERO FILMS (the "Business"). As part of the Business, Seller owns a library of motion pictures, which Seller has transferred to a format suitable for exploitation on DVD and Video on Demand through the Internet, together with other audio-visual materials related to the library.

B. Buyer has created a proprietary system for the purchase and sale of filmed entertainment on-line through the Internet.

C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and subject to the conditions of this agreement, all the business and properties of Seller in exchange for cash and shares of Buyer.

In consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

1. AGREEMENT TO SELL AND TRANSFER ASSETS

Subject to the terms and conditions set forth in this Agreement, Seller will sell, convey, transfer, assign, and deliver to Buyer, and Buyer will purchase from Seller, all the assets, properties, and business of Seller of every kind, character, and description, whether tangible, intangible, real, personal, or mixed, and wherever located (all of which are sometimes collectively referred to as the "Assets") relating to the Business, including the following:

1.1 Listed Assets. All property and other rights listed as assets of Seller in the exhibits attached to this Agreement, other than property and rights specifically excluded;

1.2 All Other Assets. All other supplies, inventory, materials, work in process, finished goods, equipment, machinery, furniture, fixtures, motor vehicles, claims and rights under leases, contracts, notes, evidences of indebtedness, purchase and sales orders, copyrights, service marks, trademarks, trade names, trade secrets, patents, patent applications, licenses, royalty rights, deposits, and rights and claims to refunds and adjustments of any kind relating to the Business.

2. CONSIDERATION FROM BUYER

2.1 Purchase Price. The aggregate purchase price (the "Purchase Price") payable by Buyer as consideration for the transfer of the Assets to Buyer shall consist of:

2.1.1 Cash consideration in the amount of Three Hundred Thousand Dollars ($300,000), payable as follows: Seller acknowledges that it has already received the nonrefundable sum of One Hundred Thousand Dollars ($100,000) from Buyer as partial payment for the Business; in addition, a nonrefundable deposit, in the amount of Fifty Thousand Dollars ($50,000) shall be payable by Buyer to Seller or Seller's designee concurrently with execution of this Agreement by the parties, as consideration for Seller's extension of Buyer's option to purchase the Assets until the Closing Date, as defined in this Agreement; the balance, in the amount of One Hundred Fifty Thousand Dollars ($150,000) shall be payable to Seller or Seller's designee on the Closing Date pursuant to Section 9.3 hereof, and

2.1.2 One million (1,000,000) shares of Buyer's common stock, restricted pursuant to Rule 144 of the Securities Act of 1933, as amended, and applicable state law and subject to appropriate legends, issued in the name of Seller or Seller's designee (provided that such designee shall satisfy the conditions of Section 3.19 hereof as if such designee were Seller) (the "Shares").

2.2 Assumption of Liabilities. Buyer shall assume only those contracts listed and indicated as "Assumed" on Exhibit 3.12 hereof. It is expressly understood and agreed that Buyer will not be liable for any of the obligations or liabilities of Seller of any kind other than those specifically assumed by Buyer under this Section 2.2.

2.3 Allocation. The allocation of the Purchase Price of the Assets will be as set forth on Exhibit 2.3 hereof. Each of the parties shall report this transaction for U.S. income tax purposes in accordance with this allocation of the purchase price.

2.4 Taxes. Without in any way limiting the provisions of Section 2.2 hereof, it is expressly understood that Buyer and Seller will each pay one-half (1/2) of all sales and use taxes, if any, arising from the transfer of the Assets, and Seller will pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes of the Business. Buyer will not be responsible for any business, occupation, withholding, or similar tax, or any taxes of any kind related to any period before the Closing Date.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that:

3.1 Title to Assets; Authority. Seller is the owner, beneficially and of record, of all of the Assets, free and clear of all liens, encumbrances, security agreements, equities, options, claims, and charges. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2 Affiliated Entities. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity, which has an interest in the Business or which participates in the conduct of the Business.

3.3 Liabilities. Exhibit 3.3 hereof contains a complete and accurate schedule of all liabilities and obligations of Seller relating to the Business. Seller has no debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not set forth in Exhibit 3.3 hereof.

3.4 Tax Returns and Audits. Within the times and in the manner prescribed by law, Seller has filed all federal, state, and local tax returns required by law relating to the Business and have paid all taxes, assessments, and penalties due and payable with respect to the Business. The federal and California income tax returns of Seller have never been audited by the Internal Revenue Service or the California Franchise Tax Board. There are no present disputes about taxes of any nature payable by Seller.

3.5 Inventory. The inventories of raw materials, work in process, and finished goods (collectively called "inventories") set forth on Exhibit 3.5 hereof, which are part of the Assets, consist of items of a quality and quantity usable and salable in the ordinary course of business by Seller. All items included in the inventories are the property of Seller, except for sales made in the ordinary course of business after the date of this Agreement. No items included in the inventories have been pledged as collateral or are held by Seller on consignment from others. The inventories are based on quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

3.6 Other Tangible Personal Property. Exhibit 3.6 hereof contains a complete and accurate description and the location of all equipment, furniture, supplies, memorabilia, and other tangible personal property owned by, in the possession of, or used by Seller in connection with the Business. Except as stated in Exhibit 3.6 hereof, no personal property used by Seller in connection with the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of Seller.

3.7 Accounts Receivable. All accounts receivable of Seller shown on Exhibit 3.7 hereof arose from valid sales in the ordinary course of business and are collectible at their full amounts.

3.8 Trade Names, Trademarks, and Copyrights. The parties acknowledge that Seller does not own any trade names, trademarks, service marks, or copyrights, and the Motion Pictures are no longer copyrighted.

3.9 Film Library. With respect to all of the motion pictures set forth on Exhibit 3.9 hereof, and all rights relating to exhibition and other exploitation of such motion pictures, which are part of the Assets (collectively, the "Motion Pictures") (except for obligations and/or commitments required to be performed by third parties as provided in agreements to which Seller is a party set forth on Exhibit 3.12 hereof):

3.9.1 There are no limitations, defects or grants of right in the exhibition or distribution rights of Seller in the Motion Pictures of any kind or character which would materially impair or jeopardize Seller's performance of its obligations under the contracts listed in Exhibit 3.12 hereof.

3.9.2 Except as set forth in Exhibit 3.9 hereof, (a) the Motion Pictures are free and clear of any liens, claims, or encumbrances whatsoever (except the rights of parties pursuant to contracts set forth on Exhibit 3.12 hereof); and (b) Seller now has and after the Closing will have, the sole, unlimited and unencumbered ownership of the Motion Pictures for the entire world and the full and sole authority to sell, assign and transfer the Motion Pictures and all properties and rights thereto.

3.9.3 Neither the Motion Pictures, any part thereof, any materials contained therein or synchronized therewith, the titles thereof, nor the exercise of any right, license or privilege held by Seller, violates or infringes any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil or property right or right of privacy or any other right whatsoever, or slanders or libels any person, firm, corporation or association whatsoever.

3.9.4 All consideration required to be paid by Seller under each and all of the agreements, licenses, assignment or other documents relating to the Motion Pictures has been paid in full or otherwise discharged in full, and there is no existing, outstanding obligation of Seller whatsoever, either present or future, under any of said agreements, licenses, assignments or other documents except pursuant to contracts set forth on Exhibit 3.12 hereof.

3.9.5 Except as set forth in Exhibit 3.9 hereof, all the terms, covenants and conditions provided to be kept or performed by Seller or its predecessor in title under each and all of the agreements, licenses, assignments or other documents relating to the Motion Pictures have been kept and performed by Seller or committed to be kept or performed by third parties and there exist no breaches or other acts of default by Seller under any of said agreements, licenses, assignments or other documents, nor will there be any such breaches or defaults as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

3.9.6 Exhibit 3.9 hereof sets forth the location and description of all video master relating to the Motion Pictures. There exist suitable materials owned and controlled by, or accessible to, Seller for each of the Motion Pictures from which to make commercially acceptable technical quality and United States network technical broadcast quality video tapes and DVD's.

3.10 Customer List. Exhibit 3.10 hereof is a correct and current list of all customers of Seller together with summaries of the sales made to each customer during the most recent fiscal year. Except as indicated in Exhibit 3.10 hereof, Seller has no information, and is not aware of any facts, indicating that any of these customers intend to cease doing business with Seller or materially alter the amount of the business they are presently doing with Seller.

3.11 Insurance Policies. Exhibit 3.11 hereof is a description of all insurance policies held by Seller on the Business and the Assets. All these policies are in the respective principal amounts and have been maintained in force by Seller since the dates set forth on Exhibit 3.11 hereof. Except as set forth on Exhibit 3.11 hereof, no claim is pending under any such policy.

3.12 Contracts. Seller is not a party to, nor is the Business or the Assets bound by, any distribution or agency agreement; any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease; or any agreement that is unusual in nature, duration, or amount (including any agreement requiring the performance by Seller of any obligation for a period of time extending beyond one year from the Closing Date) except the agreements listed in Exhibit 3.12 hereof, copies of which have been furnished or made available to Buyer. There is no default or event that, with notice or lapse of time or both, would constitute a default by any party to any of these agreements. Seller has not received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements.

3.13 Compliance With Laws. Seller has not received notice of any violation of any applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting the Business or the Assets, and to the best of the knowledge of Seller, there are no such violations.

3.14 Litigation. Except as set forth in Exhibit 3.14 hereof, there is no pending, or, to the best knowledge of Seller, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Seller, or any of the Business or the Assets. The matters set forth in Exhibit 3.14 hereof, if decided adversely to Seller or Subsidiary, will not result in a material adverse change in the Business or Assets of Seller. Seller has furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Exhibit 3.14 hereof. Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Except as set forth in Exhibit 3.14 hereof, Seller is not presently engaged in any legal action to recover moneys due to, or damages sustained by, Seller relating to the Business.

3.15 Agreement Will Not Cause Breach or Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a breach of any term or provision of this Agreement; (b) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Seller is a party or by which Seller, the Business or the Assets are bound; (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Seller; or (d) the creation or imposition of any lien, charge, or encumbrance on any of the Business or the Assets.

3.16 Authority and Consents. Seller has the right, power, legal capacity, and authority to enter into and perform Seller's obligations under this Agreement, and no approvals or consents of any persons other than Seller are necessary in connection with it.

3.17 Interest in Customers, Suppliers, and Competitors. Except as set forth in Exhibit 3.17 hereof, neither Seller nor any employee of Seller, nor any spouse or child of any of them, has any direct or indirect interest in any competitor, supplier, or customer of Seller or in any person from whom or to whom Seller leases any real or personal property, or in any other person with whom Seller is doing business.

3.18 Employees. Exhibit 3.18 hereof is a list of the names and addresses of all officers, employees, agents, and representatives of Seller, stating the rates of compensation payable to each.

3.19 Securities Law Representations and Warranties.

3.19.1 Seller understands and acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the California Corporate Securities Law of 1968, as amended (the "California Act"), on the grounds that the issuance thereof to Seller is exempt from such registration requirements under section 4(2) of the Securities Act and under Section 25102(f) of the California Act, as a transaction by an issuer not involving any public offering. Seller understands that reliance on such exemptions is predicated, in part, on Seller's statements, representations, warranties and agreements contained herein.

3.19.2 The Shares are being acquired by Seller for investment for Seller's own account only, with no present intention of offering for sale, selling, transferring, pledging or otherwise disposing of any or all of such Shares or any interest therein, and not with a view toward, or for any resale or other disposition in connection with, any distribution of such Shares to any other person within the meaning of the Securities Act or the California Act. No other person has or will have any beneficial interest whatsoever in the Shares to be acquired pursuant hereto, other than a community property interest in favor of Seller's spouse, if applicable.

3.19.3 (check and initial appropriate box):

- Seller is a natural person (a) whose individual net worth or joint net worth with Seller's spouse (if any) at the Closing Date exceeds One Million Dollars ($1,000,000), or (b) whose individual income exceeds Two Hundred Thousand Dollars ($200,000) in each of the two (2) most recent years, or whose joint income with Seller's spouse (if any) exceeds Three Hundred Thousand Dollars ($300,000) in each of those years, and who has a reasonable expectation of reaching the same income level in the current year;

- Seller's investment in the Shares is for One Hundred Fifty Thousand Dollars ($150,000) or more, which does not exceed ten percent (10%) of Seller's individual net worth or joint net worth with Seller's spouse (if any) as of the Closing Date; or

- Seller's investment in the Shares does not exceed five percent (5%) of Seller's individual net worth or joint net worth with Seller's spouse (if any), exclusive of Seller's personal residence, household furnishings and automobiles, at the Closing Date, and Seller and Seller's spouse (if any) are able to bear the economic risk of a total loss of Seller's investment in such Shares.

3.19.4 Seller understands and acknowledges that the Shares have not been registered under the Securities Act or the California Act, and that Seller must bear the economic risks of this investment for an indefinite period of time because neither the Shares nor any interest therein may be offered for sale, sold, transferred, pledged or otherwise disposed of unless subsequently registered under the Securities Act and, if applicable, the California Act, or unless an exemption from such registration is available to the satisfaction of Buyer. Seller further understands and acknowledges that Buyer has no obligation to Seller to register the Shares under the Securities Act or the California Act at any time now or in the future. Seller has adequate means of providing for Seller's current and reasonably anticipated future financial needs and contingencies, and Seller has no need for liquidity of Seller's investment in the Shares and is able to bear the economic risks of Seller's investment in the Shares for an indefinite period of time.

3.19.5 Seller understands and acknowledges that Seller may not offer for sale, sell, transfer, pledge or otherwise dispose of any or all of the Shares or any interest therein, either directly or indirectly, unless a registration statement pertaining thereto is in effect under the Securities Act and, to the extent applicable, the California Act or unless a prior written request is made by Seller to Buyer accompanied by an opinion of legal counsel satisfactory to Buyer to the effect that, after investigation of the relevant facts (which shall be recited in such opinion), such counsel is of the opinion that such offer, sale, transfer, pledge or other disposition of the Shares may be effected in compliance with, and without registration under, the Securities Act and, to the extent applicable, the California Act. Seller further understands and acknowledges that a legend to this effect shall be placed on the certificate(s) representing the Shares (and any substitute therefor) and a stop-transfer order to this effect shall be place in the books and records of Buyer to implement fully the restriction on transfer of any or all of the Shares.

3.19.6 Seller has the requisite financial and business knowledge and experience to evaluate this investment in Buyer and make an informed decision related thereto, or has retained a qualified legal, tax and/or investment advisor who has such requisite knowledge and experience and, to the best knowledge of Seller, who is unaffiliated with and not compensated by Buyer or any affiliate or selling agent of Buyer, directly or indirectly ("Qualified Advisor"). Seller acknowledges that Seller together with Seller's Qualified Advisor (if any) have been provided with or afforded reasonable access to full and fair disclosure of all material information concerning Buyer and this investment, including, without limitation, all of the same kind of information that would be required in Part I of Form S-1 under the Securities Act, to the extent deemed advisable by Seller and/or Seller's Qualified Advisor (if any) in their discretion. Seller understands and acknowledges that Seller's investment in the Shares is a high risk investment, and represents and warrants to Buyer that Seller together with Seller's Qualified Advisor (if any) has carefully considered the risks of Seller's investment in the Shares and is making such investment with full knowledge and appreciation of such risks.

3.19.7 Seller understands and acknowledges the nature of Buyer's business, that such business involves a high degree of risk; and that as a result of the foregoing an investment in Buyer is speculative and involves a high degree of risk of loss by Seller of Seller's entire investment in the Shares. Seller acknowledges receipt of a Private Placement Memorandum prepared by Buyer describing the Shares.

3.19.8 To the best of Seller's knowledge ,neither Buyer nor any person acting on behalf of Buyer has offered for sale or sold any securities of Buyer, including the Shares, in connection with this offering by means of any general solicitation or publication of any advertisement whatsoever.

3.19.9 To the best of Seller's knowledge, no person has been or will be paid directly or indirectly any commission or other compensation for the sale of any securities of Buyer, including the Shares, in connection with this offering, unless each and every person so paid was first registered as a broker or dealer under the California Act.

3.19.10 Seller is a resident of the State of California, and all negotiations with Buyer concerning Seller's investment in the Shares have been conducted solely within such state.

3.20 Full Disclosure. None of the representations or warranties made by Seller or made in any certificate or memorandum furnished or to be furnished by Seller or on Seller's behalf, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to pre vent the statements from being misleading.

4. BUYER'S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants that:

4.1 Status. Buyer is a corporation duly organized, existing, and in good standing under the laws of Nevada. The execution and delivery of this agreement and the consummation of this transaction by Buyer have been duly authorized, and no further corporate authorization is necessary on the part of Buyer.

4.2 Approvals. No consent, approval, or authorization of, or declaration, filing, or registration with, any United States federal or state governments or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

5. SELLER'S OBLIGATIONS.

Seller covenants that from the date of this Agreement until the Closing:

5.1 Buyer's Access to Premises and Information. Buyer and its counsel, accountants, and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to the Business, and Seller will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Business and the Assets that may reasonably be requested.

5.2 Conduct of Business in Normal Course. Seller will carry on the Business diligently and in substantially the same manner as it previously have been carried out and will not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Seller on the date of this Agreement.

5.3 Preservation of Business and Relationships. Seller will use Seller's best efforts (without making any commitments on behalf of Buyer) to preserve the Business intact, to keep available to Buyer Seller's present officers and employees, and to preserve Seller's present relationships with suppliers, customers, and others having business relationships with Seller.

5.4 Maintenance of Insurance. Seller will continue to carry the existing insurance on the Business, subject to variations in amounts required by the ordinary operations of the Business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, Seller carries on any of the Assets or in respect of the Business will be increased by the amount or amounts Buyer will specify.

5.5 Employees and Compensation. Seller will not do, or agree to do, any of the following acts: (a) make any change in compensation payable, or to become payable, by either of them to any officer, employee, sales agent, or representative; (b) make any change in benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment; or (c) modify any collective bargaining agreement to which Seller is a party or by which Seller maybe bound.

5.6 New Transactions. Seller will not, without Buyer's written consent, do or agree to do any of the following acts:

5.6.1 Enter into any contract, commitment, or transaction not in the usual course of its business;

5.6.2 Enter into any contract, commitment, or transaction in the usual course of business involving an amount exceeding $10,000 individually, or $50,000 in the aggregate;

5.6.3 Make any capital expenditures in excess of $10,000 for any single item or $50,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $10,000; or

5.6.4 Sell or dispose of any capital assets.

5.7 Existing Agreements. Seller will not modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts.

5.8 Consents of Others. As soon as reasonably practical after the execution and delivery of this Agreement, and in any event on or before the Closing Date, Seller will obtain the written consent of the persons described in Exhibit 5.8 hereof and will furnish to Buyer executed copies of those consents.

5.9 Warranties True at Closing. All representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Buyer by Seller under this agreement will be as true and correct on the Closing Date as if made on that date.

6. BUYER'S OBLIGATIONS

6.1 Confidential Information. Buyer covenants that from the date of this Agreement, unless and until the Closing has been consummated, Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Seller, all data and information with respect to the Business and the Assets obtained in connection with this transaction or Agreement, except insofar as that data and information may be required by law to be included in Buyer's proxy statement in connection with a meeting of its shareholders, required by the Securities Exchange Act of 1934, as amended, and the general rules and regulations issued under that act. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Seller all that data and information that Seller may reasonably request, including worksheets, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this transaction.

6.2 Dilution. Buyer shall inform Seller of any proposed transaction which would result in the issuance of additional securities of Buyer or any affiliated entity.

7. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

The obligations of Buyer to purchase the Assets under this agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Section 7. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition constitutes a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller is in default of any of Seller's representations, warranties, or covenants under this agreement.

7.1 Accuracy of Seller's Warranties. All representations and warranties by Seller in this Agreement, or in any written statement that will be delivered to Buyer by Seller under this Agreement, must be true on the Closing Date as though made at that time.

7.2 Performance by Seller. On or before the Closing Date, Seller will have performed, satisfied, and complied with all covenants, agreements, and conditions required of Seller by this Agreement.

7.3 No Material Adverse Change. During the period from the date of this Agreement to the Closing Date, there will not have been any material adverse change in the financial condition or the results of operations of the Business, and Seller will not have sustained any material loss or damage to the Assets.

7.4 Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, will have been instituted or threatened on or before the Closing Date.

7.5 Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated in this Agreement, or otherwise pertaining to the matters covered by it, will have been obtained by Seller and delivered to Buyer.

7.6 Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this agreement will be satisfactory in all reasonable respects to Buyer and its counsel.

8. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

The obligations of Seller to sell and transfer the Assets under this agreement are subject to the satisfaction, at or before closing, of all the following conditions. Seller may waive any or all of these conditions in whole or in part without prior notice, provided, however, that no such waiver of a condition constitutes a waiver by Seller of any of Seller's other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties, or covenants under this Agreement.

8.1 Accuracy of Buyer's Warranties. All representations and warranties by Buyer in this Agreement, or in any written statement that will be delivered to Seller by Buyer under this Agreement, must be true on the Closing Date as though made at that time.

8.2 Performance by Buyer. On or before the Closing Date, Buyer will have performed, satisfied, and complied with all covenants, agreements, and conditions required of Buyer by this Agreement.

8.3 Buyer's Stock Validly Issued. The shares of Buyer's common stock to be issued and delivered under this Agreement will be, when delivered, validly issued, fully paid, and nonassessable. The shares of Buyer's commons stock to be issued and delivered under the Agreement [have been issued in compliance with registration requirements of Securities Act 5, as amended/are exempt from the registration requirements of Securities Act 5].

8.4 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated in this Agreement or to its consummation, will have been instituted or threatened on or before the Closing Date.

8.5 Appointment of Seller as Head of Worldwide Distribution. On the Closing Date, Buyer and Seller shall execute a management agreement ("Management Agreement") in the form of Exhibit 8.5 hereof.

9. THE CLOSING

9.1 Time and Place. The transfer of the Assets by Seller to Buyer (the "Closing") will take place at the offices of Kopple & Klinger, LLP, 10866 Wilshire Blvd., Suite 1500, Los Angeles, California 90024, at 10:00 a.m. local time, on August 12, 2003, or at such other time and place as the parties may agree to in writing (the "Closing Date").

9.2 Seller's Obligations at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer, against delivery of the items specified in Section 9.3 hereof, instruments of assignment and transfer of all of the Assets. Simultaneously with the consummation of the transfer, Seller, through Seller's officers, agents, and employees, will put Buyer into full possession and enjoyment of all of the Assets. Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property or rights to be conveyed and transferred under this Agreement. If requested by Buyer, Seller will prosecute or otherwise enforce in Seller's own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer under this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this Section 9.2 will be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this agreement by Seller.

9.3 Buyer's Obligations at Closing. At the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in Section 9.2 hereof:

9.3.1 A bank cashier's check in the amount of One Hundred Fifty Thousand Dollars ($150,000);

9.3.2 Certified resolutions of Buyer's board of directors, in form satisfactory to Seller, electing Seller as a director of Buyer;

9.3.3 One or more certificates representing the total number of shares of Buyer's common stock to be issued and delivered at the Closing under Section 2.1.2 hereof; and

9.3.4 Instruments of assumption of the liabilities of Seller listed and marked "Assumed" in Exhibit 3.3 hereof, executed by Buyer.

10. INDEMNIFICATION

10.1 Seller's Indemnification Obligations. Seller shall indemnify, defend, and hold harmless Buyer, its officers, directors, employees, agents, successors, and assigns ("Buyer Indemnified Parties") against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees ("Claims"), that any of the Buyer Indemnified Parties will incur or suffer, that arise from any breach of, or failure by Seller to perform, any of Seller's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Seller under this Agreement, and against and in respect of any Claims arising out of the Business or ownership of the Assets on or prior to the Closing Date.

10.2 Seller's Right To Defend. Buyer shall promptly notify Seller of the existence of any claim, demand, or other matter to which Seller's indemnification obligations would apply, and will give Seller a reasonable opportunity to defend the same at Seller's own expense and with counsel of Seller's own selection; provided that Buyer will at all times also have the right to participate fully in the defense at its own expense. If, within a reasonable time after this notice, Seller falls to defend, Buyer will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of Seller. If the claim is one that cannot by its nature be defended solely by Seller (including any federal or state tax proceeding), Buyer will make available all information and assistance that Seller may reasonably request.

10.3 Buyer's Indemnification Obligations. Buyer shall indemnify, defend, and hold harmless Seller, Seller's officers, employees, agents, heirs, successors, and assigns ("Seller Indemnified Parties") against and in respect of claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees ("Claims"), that any of the Seller Indemnified Parties will incur or suffer, that arise from any breach of, or failure by Buyer to perform, any of Buyer's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer under this Agreement, and against and in respect of any Claims arising out of the Business or ownership of the Assets after the Closing Date.

10.4 Buyer's Right To Defend. Seller shall promptly notify Buyer of the existence of any claim, demand, or other matter to which Buyer's indemnification obligations would apply, and will give Buyer a reasonable opportunity to defend the same at Buyer's own expense and with counsel of Buyer's own selection; provided that Seller will at all times also have the right to participate fully in the defense at its own expense. If, within a reasonable time after this notice, Buyer fails to defend, Seller will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf and at the risk of Buyer. If the claim is one that cannot by its nature be defended solely by Buyer (including any federal or state tax proceeding), Seller will make available all information and assistance that Buyer may reasonably request.

11. MISCELLANEOUS

11.1 Publicity. Except as required by law, all notices to third parties and all other publicity concerning the transactions contemplated in this agreement will be jointly planned and coordinated by and between Buyer and Seller, and no party will act unilaterally in this regard without the prior written approval of the other party.

11.2 Finder's or Broker's Fees. Seller and Buyer each indemnify and hold harmless one another against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

11.3 Expenses. Each party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this agreement and in closing and carrying out the transactions contemplated in this Agreement.

11.4 Effect of Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

11.5 Word Usage. Unless the context clearly requires otherwise:

11.5.1 Plural and singular numbers will each be considered to include the other;

11.5.2 The masculine, feminine, and neuter genders will each be considered to include the others;

11.5.3 "Shall," "will," "must," "agree," and "covenants" are each mandatory;

11.5.4 "May" is permissive;

11.5.5 "Or" is not exclusive; and

11.5.6 "Includes" and "including" are not limiting.

11.6 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this agreement will be considered, ill constitute, a waiver of any other provision, and no waiver will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

11.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

11.8 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this agreement on any persons other than the parties to it and their respective successors and assigns; nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement; and no provision will give any third persons any right of subrogation or action against any party to this Agreement.

11.9 Assignment. This agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns, provided that Buyer may not assign any of its rights under this agreement except to a wholly owned affiliate of Buyer. No such assignment by Buyer to its wholly owned affiliate will relieve Buyer of any of its obligations or duties under this agreement.

11.10 Arbitration. Any controversy or claim arising from or relating to this agreement, or its making, performance, or interpretation, will be settled by arbitration in Los Angeles, California, under the commercial arbitration rules of the American Arbitration Association then existing. Judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators will be persons experienced in negotiating, making, and consummating acquisition agreements for motion picture libraries and motion picture production companies.

11.11 Specific Performance and Waiver of Rescission Rights. Each party's obligation under this Agreement is unique. If my party should default in its obligations under this agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Despite any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it will be consummated at the Closing, each of the parties waives any rights that they may have to rescind this Agreement or the transaction consummated by it provided that this waiver will not affect any other rights or remedies available to the parties under this Agreement or under the law.

11.12 Recovery of Litigation Costs. If any legal action, arbitration, or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which they may be entitled.

11.13 Conditions Permitting Termination. Any party may on the Closing Date terminate this Agreement, without liability to any other if any bona fide action or proceeding is pending against any party on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the performance of this Agreement. If either Buyer or Seller materially defaults in the due and timely performance of any of its or his respective representations, warranties, covenants, or agreements under this agreement, the nondefaulting party or parties may on the Closing Date give notice of termination of this Agreement. The notice shall specify with particularity the default or defaults on which the notice is based. The termination will be effective one (1) business day after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination.

11.14 Representations and Warranties Survive Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, will survive the Closing.

11.15 Notices. All notices, requests, demands, and other communications under this agreement must be in writing and will be considered to have been duly given on the date of service if served personally or by facsimile on the party to whom notice is to be given, or on the second (2nd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Seller at:

Dominque Bigle

269 So. Beverly Dr., #1051

Beverly Hills, CA 90212

United States

Facsimile (310) _____________

With a copy to:

Gerard J. Soussan, Esq.

9595 Wilshire Blvd., Suite 502

Beverly Hills, CA 90212-2055

Facsimile (310) 859-3463

To Buyer at:

Internet Studios, Inc.

#207-1040 Hamilton Street

Vancouver, B.C.

V6B 2R9

Canada

Attention: Mr. Mark Rutledge

Facsimile (604) 632-1607

With a copy to:

Leslie S. Klinger, Esq.

Kopple & Klinger, LLP

10866 Wilshire Blvd., Suite 1500

Los Angeles, CA 90024

United States

Facsimile (310) 475-2459

Any party may change its address for purposes of this Section 11.15 by giving the other parties written notice of the new address in the manner set forth above.

11.16 Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

11.17 Severability. If any provision of this Agreement is held invalid or unenforceablebyanycourtoffinaliurisdiction,itistheintentofthepartiesthatallotherprovisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

IN WITNESS WHEREOF, the parties to this agreement have duly executed it on the day and year first above written.

INTERNET STUDIOS, INC. ("Buyer")

By: /s/ Signed

Its

/s/ Dominique Bigle
DOMINIQUE BIGLE ("Seller")

TABLE OF CONTENTS

1. AGREEMENT TO SELL AND TRANSFER ASSETS 1

1.1 Listed Assets 1

1.2 All Other Assets 1

2. CONSIDERATION FROM BUYER 1

2.1 Purchase Price 1

2.2 Assumption of Liabilities 2

2.3 Allocation 2

3. REPRESENTATIONS AND WARRANTIES OF SELLER 2

3.1 Title to Assets; Authority 2

3.2 Affiliated Entities 2

3.3 Liabilities 3

3.4 Tax Returns and Audits 3

3.5 Inventory 3

3.6 Other Tangible Personal Property 3

3.7 Accounts Receivable 3

3.8 Trade Names, Trademarks, and Copyrights 3

3.9 Film Library 3

3.10 Customer List 4

3.11 Insurance Policies 5

3.12 Contracts 5

3.13 Compliance With Laws 5

3.14 Litigation 5

3.15 Agreement Will Not Cause Breach or Violation 5

3.16 Authority and Consents 6

3.17 Interest in Customers, Suppliers, and Competitors 6

3.18 Employees 6

3.19 Securities Law Representations and Warranties 6

3.20 Full Disclosure 8

4. BUYER'S REPRESENTATIONS AND WARRANTIES 8

4.1 Status 8

4.2 Approvals 9

5. SELLER'S OBLIGATIONS 9

5.1 Buyer's Access to Premises and Information 9

5.2 Conduct of Business in Normal Course 9

5.3 Preservation of Business and Relationships 9

5.4 Maintenance of Insurance 9

5.5 Employees and Compensation 9

5.6 New Transactions 9

5.7 Existing Agreements 10

5.8 Consents of Others 10

5.9 Warranties True at Closing 10

6. BUYER'S OBLIGATIONS 10

6.1 Confidential Information 10

6.2 Dilution 10

7. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE 11

7.1 Accuracy of Seller's Warranties 11

7.2 Performance by Seller 11

7.3 No Material Adverse Change 11

7.4 Litigation 11

7.5 Consents 11

7.6 Approval of Documentation 11

8. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE 11

8.1 Accuracy of Buyer's Warranties 12

8.2 Performance by Buyer 12

8.3 Buyer's Stock Validly Issued 12

8.4 Absence of Litigation 12

8.5 Appointment of Seller as Head of Worldwide Distribution.

............................................................... 12

9. THE CLOSING 12

9.1 Time and Place 12

9.2 Seller's Obligations at Closing 12

9.3 Buyer's Obligations at Closing 13

10. INDEMNIFICATION 13

10.1 Seller's Indemnification Obligations 13

10.2 Seller's Right To Defend 13

10.3 Buyer's Indemnification Obligations 14

10.4 Buyer's Right To Defend 14

11. MISCELLANEOUS 14

11.1 Publicity 14

11.2 Finder's or Broker's Fees 14

11.3 Expenses 14

11.4 Effect of Headings 14

11.5 Word Usage 14

11.6 Entire Agreement; Modification; Waiver 15

11.7 Counterparts 15

11.8 Parties in Interest 15

11.9 Assignment 15

11.10 Arbitration 15

11.11 Specific Performance and Waiver of Rescission Rights 16

11.12 Recovery of Litigation Costs 16

11.13 Conditions Permitting Termination 16

11.14 Representations and Warranties Survive Closing 16

11.15 Notices 16

11.16 Governing Law 17

11.17 Severability 18

TABLE OF EXHIBITS

Description	Exhibit Number	Page Number
Purchase Price Allocation	2.3	2
Liabilities	3.3	3
Inventories	3.5	3
Other Tangible Personal Property	3.6	3
Accounts Receivable	3.7	3
Motion Picture Library	3.9	3
Customer List	3.10	4
Insurance Policies	3.11	5
Contracts	3.12	5
Litigation	3.14	5
Interest in Customers, etc.	3.17	6
Employees	3.18	6
Consents	5.8	10
Management Agreement	8.5	12